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                                   EXHIBIT 17



                                 ROBERT H. KOHN
                                  P.O. BOX 529
                         PEBBLE BEACH, CALIFORNIA 93953




May 3, 1999





Dear Cameron:

As we discussed early last month, I hereby resign as a member of the Board of Directors of FutureLink Distribution Corp., including any and all subsidiaries and affiliate companies thereof, effective immediately.

As I mentioned, my reasons for this are personal and well considered. For the balance of the year, I expect that my work for other companies will prevent me from devoting the time necessary for me to properly carry out my responsibilities as a director.

I have enjoyed working with you over the past year and please let me know if there is anything further I can do for you, the company, its Board or its management. Thank you.

Best regards,

[signed: Robert H. Kohn]




Cameron Chell
Chairman of the Board
FUTURELINK DISTRIBUTION CORP.
Suite 300, 250 - 6th Avenue S.W.
Calgary, Alberta T2P 3H7
CANADA


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